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Exhibit (a)(1)(vi)

        U.S. Offer to Purchase for Cash
All Outstanding Class B Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each representing rights to five Class B Shares)

of

Telecom Argentina, S.A.

by

Fintech Telecom, LLC
Fintech Advisory Inc.
David Martínez

Pursuant to the U.S. Offer to Purchase dated September 15, 2016

        THIS U.S. OFFER CAN BE ACCEPTED BY HOLDERS OF AMERICAN DEPOSITARY SHARES, BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2016, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 15, 2016

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated September 15, 2016 (the "U.S. Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal," and together with the U.S. Offer to Purchase, as amended or supplemented from time to time, the "Offer Documents") by Fintech Telecom, LLC, Fintech Advisory Inc. and David Martínez (the "Bidders"), to purchase (1) Class B Shares of Telecom Argentina, S.A. ("TEO" or the "Issuer"), a corporation organized under the laws of the Republic of Argentina ("Argentina") (all such Class B Shares having par value of 1.00 Argentine peso ("Ps.") per share, collectively, the "Class B Shares") held by U.S. Persons and (2) the American Depositary Shares (each representing rights to five Class B Shares) (the "ADSs," and together with the Class B Shares, the "Securities"), in cash at a price of U.S.$ 3.925 per Class B Share and a price of U.S.$ 19.625 per ADS (together, the "Offer Price"), in each case without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.251 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación de Argentina on May 13, 2016 (iv) the dividends paid by TEO on August 26, 2016 of Ps. 1.34 per Class B Share and Ps. 6.71 per ADS, or U.S.$ 0.088 per Class B Share and U.S.$ 0.441 per ADS, using the selling exchange rate of Ps. 15.20 per U.S.$1.00 reported by Banco de la Nación Argentina on August 26, 2016 (the "Paid Distributions")and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (v) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). The U.S. Offer is being made in conjunction and simultaneously with an offer by FTL in Argentina for all outstanding Class B Shares (but not ADSs) (whether or not held by U.S. Persons) (the "Argentine Offer," and together with the U.S. Offer, the "Offers"). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

        All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

        The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See "THE U.S. OFFER—Section 13. Conditions of the U.S. Offer" in the U.S. Offer to Purchase.

        We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account through the U.S. Receiving Agent, pursuant to the terms and subject to the conditions set forth in the Offer Documents.

        The enclosed Instruction Form cannot be used to tender Class B Shares, except insofar as rights to Class B Shares are represented by ADSs. If you hold Class B Shares the rights to which are not represented by ADSs, you can only tender such Class B Shares into the U.S. Offer or the Argentine Offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

        Please note the following:

          1.     In order to participate in the tender offer, holders of ADSs may tender their ADSs through Computershare Inc., as "U.S. Receiving Agent", in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering its ADSs through the U.S. Receiving Agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank N.A., as ADS depositary, withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program and participate directly in the U.S. Offer or the Argentine Offer as a holder of Class B Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares" in the U.S. Offer to Purchase.

          2.     After purchase by FTL of the ADSs tendered through the U.S. Receiving Agent and receipt by U.S. Receiving Agent of payment of the consideration for those ADSs, the U.S. Receiving Agent will pay to the applicable holders of ADSs the Offer Price, settled in U.S. dollars, in each case without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the Paid Distributions and any other applicable Distributions and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase (See "THE U.S. OFFER—Section 11. Fees and Expenses" and "THE U.S. OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences" in the U.S. Offer to Purchase). The ADS cancellation fee is payable JPMorgan Chase Bank as ADS depositary under the deposit agreement governing TEO's ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing rights to Class B Shares purchased in the tender offer. ADS holders will receive the Offer Price for ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company ("DTC"), by means of delivery of funds to the account maintained at DTC by the tendering participant.

          3.     U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

          4.     Any holder of ADSs that wishes to tender ADSs through the U.S. Receiving Agent must do so no later than the Expiration Time on the Expiration Date, unless the U.S. Offer is extended, in which case, you will have until the new Expiration Date. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs" in the U.S. Offer to Purchase.

          5.     In order to participate in the U.S. Offer through the U.S. Receiving Agent, the following must be delivered to the U.S. Receiving Agent on or prior to the Expiration Time on the Expiration Date: (a) American Depositary Receipts ("ADRs") evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent's Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the U.S. Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

        If you wish to have us tender any or all of the ADSs held by us for your account through the U.S. Receiving Agent, please so instruct us by completing, executing, detaching and returning to us the Instruction Form enclosed herein. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified below. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER THROUGH THE U.S. RECEIVING AGENT ON YOUR BEHALF PRIOR THE EXPIRATION TIME ON THE EXPIRATION DATE OR THE NEW EXPIRATION DATE, AS APPLICABLE.

        The U.S. Offer is made solely by the U.S. Offer to Purchase and the related Letter of Transmittal. The Bidders are not aware of any jurisdiction where the making of the U.S. Offer would not be in compliance with the laws of that jurisdiction. If the Bidders become aware of any jurisdiction in which the making of the U.S. Offer would not be in compliance with applicable law, the Bidders will make a good faith effort to comply with any such law. If, after such good faith effort, the Bidders cannot comply with any such law, the U.S. Offer will not be made to (nor will elections to tender Class B Shares or ADSs be accepted from or on behalf of) the holders of Class B Shares, and holders of ADSs, in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Bidders by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

 Instruction Form

        The undersigned acknowledge(s) receipt of your letter and the U.S. Offer to Purchase dated September 15, 2016, and the related Letter of Transmittal in connection with the U.S. Offer.

        This will instruct you to tender through Computershare Inc., as U.S. Receiving Agent, the number of Class B Shares the rights to which underlie the ADSs indicated below (or if no number is indicated below, all the Class B Shares the rights to which underlie the ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related Letter of Transmittal.

Dated: , 2016	Number of ADSs representing rights to Class B Shares to be tendered*
Signature(s)
Please Print Name(s)
Address(es)
Tel. No. (including Country and Area Codes)
Social Security No.

*
Unless otherwise indicated, it will be assumed that the Class B Shares the rights to which underlie all your ADSs are to be tendered.

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  Exhibit (a)(1)(vi)
Instruction Form